EXHIBIT 10.7
HASBRO, INC.
RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN
CONTINGENT STOCK PERFORMANCE AWARD
(THREE PERFORMANCE METRICS WITHOUT NON-COMPETE)
__________________, 2020 GRANT
JOHN FRASCOTTI
AGREEMENT, made effective as of ____________, 2020, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated contingent stock performance award recipient (the "Participant").
WHEREAS, the Participant is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and
WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), acting in accordance with the provisions of the Plan, is granting to Participant a contingent stock performance award dated ____________, 2020 designed to reward the Participant for the Participant’s efforts in contributing to the Company’s achievement of certain stated financial goals, and
WHEREAS, the stock performance award provides the Participant with the ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving pre-established cumulative diluted earnings per share (“EPS”), cumulative net revenue (“Revenues”) and average return on invested capital (“ROIC”) performance targets over the period beginning on December 30, 2019 and ending on December 25, 2022 (the “Performance Period”), subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth. For purposes of this Agreement average ROIC shall be computed as Net Income divided by the sum of Short-Term Debt plus Long-Term Debt plus Shareholder’s Equity, averaged over the three fiscal years in the Performance Period.
NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:
W I T N E S S E T H:
1.    The Company hereby grants to the Participant effective on ____________, 2020, and pursuant to the Plan, a copy of which is attached hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, a contingent stock performance award (the “Award”) subject to and upon the terms and conditions set forth in the Plan and the additional terms and conditions hereinafter set forth. The Award is evidenced by this Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, provided that to the extent the provisions of the Plan or this Agreement are inconsistent with the terms of the

Employment Agreement (as defined below), the provisions of the Employment Agreement shall govern if such agreement provides for more favorable treatment. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
2.    By accepting this Award the Participant hereby acknowledges and agrees that this Award, and any shares the Participant may acquire under this Award in the future or any of the proceeds of selling any shares acquired pursuant to this Award, as well as any other incentive compensation the Participant is granted, is subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, as it may be amended from time to time by the Board in the future. Such acknowledgement and agreement was a material condition to receiving this Award, which would not have been granted to the Participant otherwise. Additionally, the Participant acknowledges and agrees that if the Participant is or becomes subject to the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014, as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”), then by accepting this Award and any shares that the Participant may acquire in the future pursuant to this Award, as well as any other equity-based incentive compensation the Participant is granted after the Participant becomes subject to the Stock Ownership Policy, the Participant agrees that the Participant will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met.
3.    This Agreement relates to an Award providing the Participant with the potential ability to earn shares of the Company’s common stock, par value $.50 per share (the "Common Stock"), contingent on the Company’s performance in achieving its pre-established cumulative EPS and Revenues and average ROIC targets over the Performance Period. The cumulative EPS, cumulative Revenues and ROIC targets for the Performance Period are set forth below:

EPS	$
Revenues	$
Average ROIC	$

The threshold and maximum levels for cumulative EPS and Revenues and average ROIC contributing to shares being earned under this Award are set forth on Exhibit A to this Agreement. Except as is otherwise set forth in this Agreement, the Participant shall not have any ability to receive any shares of Common Stock pursuant to this Award until the Performance Period is completed. Following the end of the Performance Period, the Committee will determine the Company’s cumulative EPS and Revenues and average ROIC over the Performance Period. The Committee will certify the Company’s cumulative EPS, Revenues and average ROIC over the Performance Period as promptly as is reasonably possible following the completion of the Performance Period, but in no event later than 75 days following the completion of the Performance Period.
4.    For purposes of this Award, the Company’s EPS, Revenues and average ROIC over the Performance Period will be computed on a consolidated basis in the same manner used by the Company in computing its consolidated financial performance under generally accepted accounting principles (“GAAP”), except for the following deviations from GAAP: (i) each of the metrics will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $10 million in any fiscal year during the Performance Period, which costs or expenses are related to changes in accounting rules or the U.S. tax code that are effective after the date of this Agreement, (ii) EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $10 million in any fiscal year during the Performance Period, which costs or expenses are related to acquisitions (whether paid for in cash, shares of the Company’s stock, other property, or any combination thereof) or dispositions consummated by the Company during the Performance Period, (iii) EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $10 million in any fiscal year during the Performance Period, which costs or expenses are related to any restructuring activities undertaken by the Company after the date of this Agreement, (iv) EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses in excess of $25 million in any fiscal year during the Performance Period, which costs or expenses relate to judgements, fines, penalties or expenses associated with litigations, arbitrations, or regulatory matters, or settlements of ongoing or potential disputes or regulatory matters, (v) the metrics will be computed excluding the impact of any intangible asset amortization or unusual, one-time, non-operating or other unbudgeted costs or expenses associated with the acquisition of eOne, such as integration costs, non-cash stock compensation, capital expenditures, (vi) the metrics will be computed excluding the impact of the coronavirus on retailer and consumer demand or ability to supply full year required production, that has an impact on the net sales of $100,000,000 or more in any fiscal year during the Performance Period, (vii) EPS and ROIC will be computed excluding the impact of any unusual, one-time, non-operating or other significant unbudgeted costs or expenses related to non-cash asset impairment charges in excess of $25 million in any fiscal year during the Performance Period, and (viii) __________________________________________.
5.    The target number of shares of Common Stock which may be issuable under this Award in the event of 100% achievement of the pre-established cumulative EPS and Revenue and average ROIC measures over the Performance Period is the specified number of shares communicated by separate communication to the Participant (the “Target Shares”). The tables appearing on Exhibit A to this Agreement set forth the contingent number of shares of Common Stock which the Participant may actually earn under this Award, as a percentage of the Target Shares, based upon certain performances by the Company in achieving the EPS, Revenues and average ROIC targets.
To compute the actual number of shares of Common Stock, if any, which may be earned by the Participant the respective cumulative EPS and Revenues and average ROIC performances of the Company, as certified by the Committee following completion of the Performance Period, are applied to the tables on Exhibit A. The appropriate boxes in the tables corresponding with the highest threshold achieved by the Company’s actual cumulative EPS and Revenues and average ROIC performance, as so certified by the Committee, sets forth the number of shares of Common Stock, if any, as a percentage of the Target Shares, which are earned by the Participant over the Performance Period due to the Company’s performance in achieving those metrics. The Company’s achievement against its EPS metric is weighted at 34% in determining the final shares earned by the Participant. The Company’s achievement against its Revenues metric is weighted at 33%, and the Company’s achievement against its average ROIC metric is also weighted at 33%.
By way of illustration, if the Company’s cumulative Revenues over the Performance Period are at least $______ (but below $______), the percentage of the Revenues target achieved is ______% and the percentage of the target number of contingent shares earned due to that performance is ______%. If the Company’s cumulative EPS over the Performance Period is at least $______ (but less than $______), the percentage of the EPS target achieved is ______%, and the percentage of the target number of contingent shares earned due to that EPS performance is ______%. If the Company’s average ROIC over the Performance Period is at least ______% (but less than ______%), the percentage of the average ROIC target achieved is ______%, and the percentage of the target number of contingent shares earned due to that ROIC performance is ______%. In that case, the Participant would earn (.33*______%) + (.34*______%) + (.33*______%), or ______% of the Target Shares of Common Stock subject to the Award. If the number of Target Shares of Common Stock subject to the Award was ______ shares, the Participant would earn ______ shares of Common Stock. If the number of shares earned is not a whole number, the Participant will earn the next highest whole number of shares.
6. Once the Company has determined the number of shares of Common Stock, if any, which have been earned by the Participant based on the cumulative EPS and Revenues and average ROIC performance of the Company, the Company or its designee will as promptly as possible thereafter, but in all events not later than the 15th day of the third month following the end of the calendar year in which the Performance Period ends, issue any such shares of Common Stock which have been deemed earned to the Participant.
7. The Participant shall consult with the Company or its designee in advance of the issuance of any shares pursuant to this Award so as to designate the manner in which the Participant wishes to pay any withholding taxes due, and any such Participant’s designation must be made by the Participant affirmatively to the Company, in the manner specified by the Company, and on or before the date selected by the Company. Each Participant who elects to pay withholding taxes in cash shall deliver to the Company or its designee, a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of the Participant earning any shares under this Award or being issued any shares pursuant to the provisions below based on certain other events. Alternatively, a Participant may elect to satisfy the minimum withholding taxes required by law payable as a result of the issuance of any shares pursuant to this Award (the "Taxes"), in whole or in part, either (i) by having the Company withhold from the shares of Common Stock to be issued pursuant to this Award or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Participant and held by the Participant for at least six (6) months (represented by stock certificates duly endorsed to the Company or its designee or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date the Participant has become entitled to such shares pursuant to this Award is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of issuance. If the Participant fails to timely elect to pay the withholding taxes in some other manner pursuant to the preceding provisions, or otherwise does not timely remit payment of the required withholding taxes, then the Participant’s tax withholding requirements will be satisfied through the withholding of shares of Common Stock and to the extent a fractional share needs to be withheld, the Company or its designee will withhold the next highest number of full shares and will remit the value of the fraction of a share which exceeds the required withholding to the Participant. As soon as practicable after receipt of the withholding taxes and any other materials or information reasonably required by the Company or its designee, the Company or its designee shall deliver or cause to be delivered to the Participant, using the method of delivery determined by the Company or its designee, the shares payable pursuant to the Award (less any shares deducted to pay Taxes).
8.    Until such time, if any, that actual shares of Common Stock become due and are issued to the Participant in accordance with the terms of this Agreement, the Participant will not have any dividend or voting rights with respect to any shares which may be issuable in the future pursuant to this Award. The Participant’s rights under this Award shall be no greater than those of an unsecured general creditor of the Company, and nothing herein shall be construed as requiring the Company or any other person to establish a trust or to set aside assets to meet the Company’s obligations hereunder.

9.    (a) If the Participant’s employment is terminated by death or because of Disability (as defined in the Employment Agreement, dated August 1, 2018, between the Participant and the Company, as such agreement may be amended from time to time (hereafter referred to as the “Employment Agreement”)), before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based upon the Company’s performance against its cumulative EPS and Revenues and average ROIC targets, all over the Performance Period. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period, if any, will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant’s employment was terminated and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other participants.
(b) If the Participant’s employment is terminated at the election of the Company (or its successor, in the event there has been a Change in Control) without Cause or at the election of the Participant with Good Reason (as the terms Cause, Good Reason and Change in Control are defined in the Employment Agreement, it being understood the Employment Agreement provides different definitions of Cause and Good Reason based upon whether the termination occurs within two (2) years following a Change in Control, or occurs outside such a window), and provided Participant executes a full and complete Release (as defined in the Employment Agreement) which becomes effective, all in accordance with the Employment Agreement, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based upon the Company’s performance against its cumulative EPS and Revenues and average ROIC targets, all over the Performance Period. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period, if any, will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant’s employment was terminated and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other participants. Notwithstanding the foregoing, the Plan shall govern the treatment of the Participant’s Award in the case of the foregoing termination events if the terms of the Plan are more favorable to the Participant.
(c) If the Participant retires from employment with the Company before the Performance Period is completed, then the Participant’s Award will remain outstanding during the remaining portion of the Performance Period. At the end of the Performance Period the Committee will compute how many, if any, shares of Common Stock would be issuable pursuant to the Award based on the Company’s performance against its cumulative EPS and Revenues and average ROIC targets. That actual number of shares of Common Stock which would have been earned under the Award over the entire Performance Period will then be multiplied by a fraction the numerator of which is the number of days from the start of the Performance Period to the date that the Participant retired and the denominator of which is the total number of days in the Performance Period. This pro-rated number of shares will then be issuable to the Participant in the same manner as shares are issued to other Participants.
(d) If the Participant’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), then the Award will be forfeited and become null and void and the Participant will not have any further rights under the Award, including, without limitation, any rights to receive shares of Common Stock.
10.    The adjustment provisions set forth in Section 8 of the Plan shall apply to this Award.
11.    This Award shall not be transferable by the Participant, in whole or in part, except in accordance with Section 7 of the Plan. Any purported assignment, transfer, pledge, hypothecation or other disposition of the Award or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Award or any interest therein, shall be null and void and without effect.
12.    Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Participant, Participant’s successors and permitted assigns, and the Company and its successors and assigns.
13.    This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.
14.    Notwithstanding any other terms and conditions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the issuance of this Award or any shares of Common Stock and the Participant may become entitled to under the Award in the future, the Company shall not be required to deliver any such securities prior to the completion of any registration or qualification of any such securities under any non-U.S. securities, exchange control or other law, or under the ruling or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify any such securities with any non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of any such securities. Further, the Participant agrees that his or her participation in the trade and acceptance of such securities is voluntary and that the Company shall have unilateral authority to amend the Plan and the

Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of any such securities.

IN WITNESS WHEREOF, the Company and the Participant have entered this Agreement effective as of the day and year first above written. By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Participant hereby agrees to the terms of this Agreement with the same effect as if the Participant had signed this Agreement.

HASBRO, INC.

By:     /s/ Brian Goldner
Brian Goldner
Chairman and
Chief Executive Officer

By: _________________________
John Frascotti